Exhibit 10.1

Medical Services Agreement

This Medical Services Agreement (“Agreement”) is made and entered into on January 6th by and between ALBITAR ONCOLOGY CONSULTING, LLC, a Delaware limited liability corporation (“Medical Group”), with its mailing address at 27165 Kiavo Drive, Valley Center, CA 92082 and NEOGENOMICS LABORATORIES, INC., a Florida Corporation (“NeoGenomics”).

RECITALS

WHEREAS, NeoGenomics operates a clinical laboratory, licensed in accordance with the California Business and Professions Code, Sections 1200 et. seq. and the regulations adopted pursuant thereto, and the Clinical laboratory Improvement Amendments of 1988 (42 U.S.C. §263a) and the regulations adopted pursuant thereto (“CLIA”), located at 6 Morgan, Suite 150, Irvine, California 92618 (the “Laboratory”), in which it performs the technical component of certain high-complexity pathology tests (“Diagnostic Tests”), and

WHEREAS, NeoGenomics requires the professional services of Medical Group and desires to engage Medical Group to render and perform the professional component of the Diagnostic Tests through the services of one or more physicians who are licensed and legally authorized to render such professional services in the State of California, and

WHEREAS, Medical Group employs MAHER ALBITAR, M.D., who is licensed and authorized to practice medicine in the State of California (“Physician”) and is trained, experienced and board-certified in the field of pathology, and Medical Group is willing to provide the professional expertise and experience through its Physician in those areas required or desired by NeoGenomics; and

WHEREAS, Medical Group is solely owned by the Physician and is expected to be solely owned by the Physician during the term of this Agreement; and

WHEREAS, NeoGenomics desires to contract with Medical Group for the rendition and performance of the professional component of the Diagnostic Tests, the management of certain new product development and clinical trial activities, and the provision of Medical Administrative Services, as more fully described in this Agreement, and Medical Group agrees to render and perform such services on an independent contractor basis to NeoGenomics, on the terms and conditions set forth in this Agreement; and

WHEREAS, Medical Group desires to engage the services of NeoGenomics to provide management services in the manner hereinafter stated, and NeoGenomics agrees to provide such management services, on the terms and conditions stated in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby incorporated into this Agreement as an integral part hereof, and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, NeoGenomics and Medical Group/Physician, intending to be legally bound, hereby agree as follows:

1. PROFESSIONAL COMPONENT AND MEDICAL ADMINISTRATIVE SERVICES: NeoGenomics shall engage Medical Group to provide and Medical Group shall employ Physician on a full-time basis to (a) perform the professional interpretation of the Diagnostic Tests performed by Laboratory (the “Professional Component”), (b) provide new product development and clinical trials management services, and (c) to provide medical administrative services. Such new product development and clinical trials management services will include, but not be limited to, providing general oversight and management direction to NeoGenomics with respect to launching new laboratory tests and conducting clinical trials (“Management Services”). Those medical administrative services will include, but not be limited to, providing liaison services with health care providers and ordering physicians, reviewing and establishing protocols for testing, establishing clinical parameters for procedures, evaluating and making recommendations regarding new diagnostic procedures, providing in-service education to the Laboratory staff, providing community education to medical service providers, and such other administrative functions as NeoGenomics may reasonably request (“Medical Administrative Services”, and together with the Professional Component services, and the Management Services, the “Services”). Unless otherwise agreed upon between the parties in writing, Medical Group and its Physician shall perform all functions related to the Services at the Laboratory. Medical Group and Physician further agree that they will not provide services under this Agreement at any location other than the Laboratory unless such location has obtained the appropriate California licensures and has been CLIA certified and that Physician shall provide the Services on a full-time basis on behalf of NeoGenomics. Notwithstanding the foregoing, the term “full-time” shall not exclude the Physician from continuing his work as a Director on the Board of Directors and a Consultant to Health Discovery Corporation as long as this work is not cancer or hematology-related, or such other work to third parties as may be mutually agreed upon.

2. MANAGEMENT SERVICES AND DUTIES: Medical Group hereby engages NeoGenomics to perform administrative, non-physician services for the daily support of the business operations of Medical Group’s practice (the “Practice”). These services shall include, without limitation:

(a)	transcribing reports, transmitting reports to referring physicians, all other technical support necessary to provide professional pathology services, non-medical staff support, quality control, marketing, advertising, office space, furniture, fixtures, equipment, facility and equipment maintenance, utilities, maintenance, janitorial services, supplies, managed care contract administration (including, without limitation, revenue recovery and member eligibility determination), accounting, bookkeeping, budgeting, record storage, preparation of financial reports, billing, accounts payable, accounts receivable, management information systems, facilities management, liability insurance, workers compensation insurance, and property and casualty insurance in connection with the services provided by Medical Group to NeoGenomics pursuant to this Agreement.

(b)	During the term of this Agreement, NeoGenomics shall use its skills and efforts to the performance of, and to perform diligently on a timely basis, its duties. NeoGenomics shall comply with all applicable laws, regulations and administrative procedures of federal and state government agencies and their agent in the billing and collection of services rendered on behalf of NeoGenomics by Medical Group. NeoGenomics shall defend and indemnify Medical Group from any claim due or alleged to be due to false or fraudulent billing performed by NeoGenomics. Medical Group and its Physicians shall retain full control over, and NeoGenomics shall exert no control over, the exercise of professional judgment and care in all tasks performed as a licensed physician and the administrative functions pertaining thereto.

3. COMPENSATION

(a)	Payment for Services:

(i)	As consideration for the Services provided by the Physician and Medical Group hereunder, NeoGenomics shall pay to Medical Group a minimum annual amount (the “Base Compensation”) equal to $425,000; in equal increments of $16,346, payable on a bi-weekly basis.

(ii)

NeoGenomics agrees that included within this Base Compensation is a provision for up to five (5) weeks of paid time off per year for Physician, which shall accrue and be earned on a pro rata basis through each year. Such period of paid time off shall cover all normal working days where Physician is not available to provide Services to NeoGenomics as a result of vacation, continuing education classes or otherwise. Medical Group and Physician agree that that in the event that Physician provides Services for less than 47 weeks per year, such Base Compensation shall be prorated accordingly. Notwithstanding the forgoing, NeoGenomics agrees that Physician will not be expected to provide Services on any legal holidays formally recognized by NeoGenomics. Physician and Medical Group agree that they will notify NeoGenomics in writing of any time that Physician will be unavailable to provide services during normal working hours and, to the extent possible, at least four weeks in advance of any period in which

Physician will be unavailable to provide Services for longer than one day. Physician and Medical Group further agree that Physician will not take vacation or otherwise be unavailable to provide services for a period of longer than two weeks at any given time while this Agreement is in effect without the prior written approval of NeoGenomics and that any unused paid time-off cannot be carried forward past December 31st of any given calendar year.

(iii)	As additional consideration for the Professional Component and the Medical Administrative Services, NeoGenomics will pay the Medical Group an amount, determined in the Company’s discretion, up to 25% of the Base Compensation paid by the Company during any of its fiscal years within sixty (60) days of the end of any such fiscal year, if Medical Group meets certain performance thresholds established for it by the Company (the “Incentive Compensation”) and this Agreement has not otherwise been terminated prior to the time of each such payment.

(iv)	The Base Compensation and the Incentive Compensation shall be paid to the Medical Group without regard to the actual fees collected by NeoGenomics that may represent the reimbursement for the Professional Component of the Diagnostic Tests performed. If such fees actually collected are not sufficient to cover the Base Compensation and the Professional Compensation, then NeoGenomics shall pay such difference from its own resources, and such amounts shall not be subject to reimbursement, recoupment or offset from previously or subsequently collected Base Compensations and Professional Compensation.

(v)	NeoGenomics will also reimburse Medical Group for up to $5,000 annually for expenses associated with Physician’s continuing medical education (“CME”) credits.

(vi)	NeoGenomics will also pay all states licensing fees for Physician.

(vii)	Physician will be entitled to participate in all medical benefits that NeoGenomics offers to its independent contractors (reported on IRS Form 1099) in accordance with the Company’s policy for such benefits at any given time. In this regard, NeoGenomics will pay that portion of such benefits as it would normally pay for full-time employees of NeoGenomics. NeoGenomics reserves the right to modify its benefit programs at any time in its sole discretion.

(viii)	This Agreement has been negotiated on the basis of the Medical Group employing only the Physician. If Medical Group hires or retains additional Physician(s) during the term of this Agreement, then this Agreement shall be renegotiated to account for the effect of that change in the status of the Practice.

(b)	NeoGenomics will bill for the technical component and the professional component of all Diagnostic Tests on a global basis, and all monies received by NeoGenomics for the Diagnostic Tests that is in excess of the Base Compensation and Incentive Compensation will be retained by NeoGenomics as compensation for the Management Services provided in Section 2(a) (the “Management Fee”). Medical Group and Physician shall do such things and execute such documents as necessary to enable NeoGenomics to bill and collect for the professional services rendered by Physician pursuant to this Agreement.

(c)	Management Fee after Termination.

(i)

Upon any termination of this Agreement, NeoGenomics shall continue to bill and collect for all Diagnostic Tests rendered to the date of termination. NeoGenomics will pay to Medical Group any sums due for Base Compensation and Incentive Compensation due with respect to services rendered by Medical Group through the date of termination. NeoGenomics shall be entitled to retain all additional sums as post-termination

Management Fee. Medical Group shall have no right, title or interest to accounts receivable, proceeds from accounts receivable or other income from any source derived in whole or in part from services rendered by Medical Group pursuant to this Agreement.

(ii)	If NeoGenomics terminates this Agreement without cause (as hereinafter defined) and without the required 90-days’ written notice, then Medical Group shall be entitled to be paid the Base Compensation during the 90 day notification period. NeoGenomics shall be entitled to the Management Fee during such period. The Base Compensation and Management Fee will be adjusted ratably depending upon when the termination occurs during a calendar month.

4. RELATIONSHIP OF THE PARTIES: NeoGenomics, on the one hand, and Medical Group and its Physician, on the other hand, shall act at all times under this Agreement as independent contractors. Nothing in this Agreement shall be construed or be deemed to create a relationship of employer and employee or principal and agent or any relationship other than that of independent parties contracting with each other solely for the purpose of carrying out the purposes expressed in this Agreement. The Medical Group and Physicians shall exercise at all times independent medical judgment with regard to the professional interpretation and diagnosis of Diagnostic Tests and the performance of Management Services and the Medical Administrative Services. NeoGenomics shall provide administrative and technical support services to Medical Group pursuant to the terms of this Agreement and as required by the laws and regulations governing licensed and CLIA-certified clinical laboratories. Medical Group and Physicians shall be solely responsible for determining the manner in which professional medical services are provided and shall ensure that such services are rendered in accordance with the applicable professional standard of care. Medical Group and Physicians shall at all times be governed and abide by all applicable clinical licensure, certification, and accreditation laws, regulations, and standards, and the policies and procedures of NeoGenomics adopted to comply with such standards. The relationship of the parties is and shall remain that of independent parties to a contractual relationship as specified in this Agreement. Each party shall be and remain responsible for all hiring and firing decisions relating to its personnel and for all costs associated with its personnel, including but not limited to salaries, wages, other compensation, taxes, tax withholding and fringe benefits (if any). In the event the Internal Revenue Service or other government agency should challenge the independent contractor status of the parties, the parties agree that each party shall have the right to participate in any discussions or negotiations associated therewith.

5. NO CONNECTION TO REFERRALS: The Parties agree and acknowledge that the services to be rendered by the Parties as contemplated by this Agreement shall constitute valuable and necessary services for the operation of NeoGenomic’s clinical laboratory, and that the amounts payable under Section 3 of this Agreement represent the fair market value of the items and services to be rendered by each Party. The Parties further acknowledge that it is their intention that compensation payable under this Agreement shall be for actual services rendered and shall not represent, and is not intended to represent remuneration, direct or indirect, in consideration for the referral of patients or business generated between the Parties.

6. TERM AND TERMINATION

(a)	The term of this Agreement shall commence on January 9, 2012 or such other date as shall be mutually agreed upon between the parties (the “Start Date”), and shall continue until terminated as hereinafter provided.

(b)	Termination for Cause:

(i)

NeoGenomics may terminate this Agreement at any time for “Cause” (as hereinafter defined), effective immediately upon written notice to Medical Group. As used herein, the term “Cause” shall mean: (A) commission of a material breach of this Agreement, which breach is curable, in the judgment of NeoGenomics, and continues 30 days after receipt of notice which states with particularity the nature of the breach; (B) Medical Group or any Physician is charged with a felony or misdemeanor involving moral turpitude; Medical Group or any Physician commits an act or omission that could subject Medical Group, Physician or NeoGenomics to administrative sanctions, civil or criminal penalties, fines; or assessments (C) termination, restriction, suspension, exclusion or debarment of Medical Group’s or Physician’s participation in the Medicare, Medi-Cal, Medicaid, or any other private, state or federal health benefit program; (D) Medical Group or any Physician is charged with a violation of any law pertaining to the performance or rendition of health care goods or services, health care fraud or abuse, or insurance fraud; or (E) revocation, restriction, suspension or other loss of Physician’s license to practice medicine in any jurisdiction.

(ii)	Medical Group also may terminate this Agreement at any time for “Cause” (as hereinafter defined), effective immediately upon written notice to NeoGenomics. As used herein, the term “Cause” shall mean a material breach of this Agreement by NeoGenomics which breach continues after 30 days notice and opportunity to cure.

(c)	Termination Without Cause: NeoGenomics or Medical Group may terminate this Agreement without cause, and for any reason or no reason, at any time after giving written notice of its intention to terminate to the other Party at least ninety (90) days prior to the intended date of termination; provided, however, that NeoGenomics, in its discretion, may make such termination effective immediately or on some date prior to the expiration of such 90-day notice period, in which event NeoGenomics will pay Medical Group during such 90-day period, or the remainder of such 90-day period, as provided in Section 3(c)(ii) above.

(d)	Change in Law: In the event there is a change or clarification in law, regulation, or policy by a court or governmental agency with regulatory jurisdiction over the Parties such that any of the terms or provisions of this Agreement could be deemed to be in violation or contravention of applicable law or regulations, or either Party’s right to compensation for its services will be affected materially and adversely by such changes or clarifications, the Parties agree to take such actions as may be necessary to modify this Agreement and to do such other things as they deem prudent or necessary to bring the affected provisions or terms into compliance while maintaining the Parties in substantially the same economic position. If the Parties are unable to mutually agree to amend the affected provisions of this Agreement after good faith negotiations, either Party may terminate the Agreement by providing not less than thirty (30) days advance written notice to the other, it being the express intent of the Parties that this Agreement comply at all times with applicable federal and California laws and regulations. The negotiation period shall be shortened as necessary to prevent either Party from operating in violation of applicable law.

7. PROPRIETARY CONFIDENTIAL INFORMATION AND TRADE SECRETS: The agreements between the parties with respect to Confidential Information and Trade Secrets are set forth in that certain Confidentiality, Title to Work Product and Non-Solicitation Agreement between the Physician and NeoGenomics, which is made a part hereof.

8. ASSIGNMENT: This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that:

(a)	NeoGenomics, with prior notice to but without the consent of Medical Group, may assign its rights and delegate its obligations under this Agreement to an affiliate; or to any unaffiliated corporation, firm or other business entity (i) with or into which NeoGenomics may merge or consolidate; or (ii) to which NeoGenomics may sell or transfer all or substantially all of its assets. After any such assignment by NeoGenomics, NeoGenomics shall be discharged from all further obligations hereunder and such assignee shall thereafter be deemed to be “NeoGenomics” for the purposes of all provisions of this Agreement.

(b)

Medical Group, with prior notice to NeoGenomics, may assign its rights under this Agreement to an entity created by or affiliated with the Physician. Upon receipt of such notice, NeoGenomics shall advise Medical Group whether it consents to the assignment, which consent shall not be unreasonably withheld. As a condition to the assignment, assignee shall agree to be bound by the terms of this Agreement, Medical Group shall then be discharged from all further obligations hereunder, and such assignee shall thereafter be deemed to be “Medical Group” for the purposes of all provisions of this Agreement. This Agreement secures the professional medical services of Medical Group and Physician based upon the professional training, experience and qualifications of Physician as required by NeoGenomics. Accordingly, Medical Group and Physician shall not delegate any duties, responsibilities or obligations without the advance written consent of NeoGenomics.

9. SURVIVAL AND REMEDIES: Medical Group acknowledges and agrees that Medical Group’s covenants in this Agreement are reasonable and necessary in order to protect the legitimate interests of NeoGenomics, and that any violation thereof by Medical Group would result in irreparable injuries to NeoGenomics. Therefore, Medical Group acknowledges and agrees that, in the event of a violation by Medical Group of any of those covenants, NeoGenomics shall be entitled to obtain, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief to prevent a threatened breach or to obtain a halt to an actual breach by Medical Group of any of Medical Group’s covenants contained in this Agreement, in addition to any other rights or remedies to which NeoGenomics may be entitled at law or in equity by reason of any such breach or threatened breach of this Agreement

10. ACCESS TO RECORDS: The Parties agree to comply with the federal privacy and security laws and regulations enacted pursuant to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Accordingly, Physician agrees to execute a Business Associate Agreement contemporaneously with the execution of this Agreement or upon request. Each Party shall document all services rendered in the clinical laboratory records of NeoGenomics during the term hereof in accordance with the policies and procedures of NeoGenomics. Medical Group shall ensure that each Physician shall prepare and submit such interpretive reports, forms, and documents as reasonably requested by NeoGenomics to document the services rendered pursuant to this Agreement. Medical Group and Physicians may retain copies of all interpretive reports prepared by Physicians in connection with the Diagnostic Tests. NeoGenomics shall maintain and retain the interpretive reports, as required by Section 1220 of the California Business and Professions Code and 45 C.F.R. §164.530(j)(2) of HIPAA. Medical Group and each Physician shall have access to and may copy, at its own expense, interpretive reports rendered by such Physician at all times throughout the term of this Agreement and for the applicable retention period thereafter. The Parties shall comply with all laws and regulations relating to the confidentiality and security of clinical laboratory records. Unless required by service of process, Medical Group and Physician shall not provide access to or copies of records to any person other than on behalf of and at the request of NeoGenomics. Medical Group and Physician shall promptly advise NeoGenomics upon receipt of any request for records.

Notwithstanding any other provision of this Agreement, in the event the access to records provisions of 42 U.S.C. §1395x(V)(I) are applicable to this Agreement, until the expiration of four (4) years after the termination of this Agreement, each party shall make available, upon written request to the Secretary of the United States Department of Health and Human Services, or upon request to the Controller General of the United States General Accounting Office, or any of his or her duly authorized representatives, a copy of this Agreement and such books, documents, or records as are necessary to certify the nature and extent of the costs of the services provided by each party under this Agreement. In connection with the foregoing, (a) the parties acknowledge and agree that any privileges for documents or information under applicable attorney-client, accountant-client, or other legal privilege, if any, are not waived by this Section 10, or by any other provision of this Agreement; (b) subject to the other provisions of this Agreement regarding confidentiality, any party may examine the records of the other party and make copies of those records at the expense of the party seeking the copies (the records are to be available during normal business hours at the principal place of business of the party owning the records); and (c) the provisions of this Section 10 shall survive the termination of this Agreement.

11. SEVERABILITY: If any provision of this Agreement is held to be invalid, illegal or unenforceable, then that provision shall be reformed to the maximum extent permitted to preserve the parties’ original intent as agreed by the parties; failing which, such provision shall be severed from this Agreement with the balance of the Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction, case or circumstance, or of rendering invalid any other provisions of this Agreement to the extent that such other provisions are not themselves actually in conflict with any applicable law.

12. COSTS OF ENFORCEMENT: In any dispute arising under or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ and paralegals’ fees and expenses incurred. For this purpose, the term “prevailing party” shall mean the party whose position is substantially sustained in the settlement or in the final judgment rendered in any litigation.

13. HEADINGS: The headings appearing in this Agreement are for convenience and reference only and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of the provisions of this Agreement.

14. COUNTERPARTS: This Agreement may be executed in any number of counterparts or by facsimile or Adobe Acrobat PDF file, and by each of the undersigned on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts put together shall constitute but one and the same Agreement.

15. NOTICE: Any and all notices required, or permitted, to be given under this Agreement will be sufficient if furnished in writing and shall be effective immediately upon personal delivery, or the following day if sent by facsimile transmission with confirmation of receipt, or two days after being deposited in the U.S. Postal Service, postage prepaid, registered or return receipt requested, or two days after being deposited with a commercial overnight courier (e.g., Federal Express, DHL, Sonic, etc.), return receipt or confirmation of delivery requested, to the address set forth herein or to such other address of record furnished by either Party to the other in accordance with this Section 15

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AGREED TO AND ACCEPTED

NeoGenomics:		Medical Group/Physician:
NEOGENOMICS LABORATORIES, INC.		ALBITAR ONCOLOGY CONSULTING, LLC

By:	/s/ Douglas M. VanOort	By:	/s/ Maher Albitar, M.D.
Douglas M. VanOort		Maher Albitar, M.D.
Chairman and Chief Executive Officer		President

The undersigned contracted physician hereby individually joins in this Agreement for the purpose of agreeing to comply with the provisions of the Agreement.

By:	/s/ Maher Albitar, M.D.
Maher Albitar, M.D.